EXPENSE LIMITATION AGREEMENT

                                     Between
                             THE VICTORY PORTFOLIOS
                                       And
                            KEY ASSET MANAGEMENT INC.

         EXPENSE LIMITATION AGREEMENT, effective as of February 27, 2001 by and between The Victory Portfolios (the "Trust") and Key Asset Management Inc. ("KAM"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund" and collectively, the "Funds.")

         WHEREAS, the Trust is a business organized under the laws of the State of Delaware, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

         WHEREAS, the Trust and KAM have entered into an Investment Advisory Agreement ("Advisory Agreement"), pursuant to which KAM provides investment advisory services to each Fund listed in Schedule A, which may be amended from time to time, for compensation based on the value of the average daily net assets of each such Fund; and

         WHEREAS, the Trust and KAM have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund, and, therefore, have entered into this Expense Limitation Agreement ("the "Agreement"), in order to maintain each Fund's expense ratios at the levels specified in Schedule A attached hereto; and

         NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.       Expense Limitation.

         1.1 Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of KAM (but excluding interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of KAM.

         1.2 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

2.       Term and Termination of Agreement.

         2.1 This Agreement with respect to the Funds shall continue in effect until the respective dates of termination set forth in the Attachment.

3.       Miscellaneous.

         3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Trust Instrument or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

         3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                            THE VICTORY PORTFOLIOS



                                            By:  /s/  Darin Dugenske
                                              --------------------------------
                                                  Darin Dugenske


                                            KEY ASSET MANAGEMENT INC.



                                            By:  /s/ Kathleen A. Dennis
                                               --------------------------------
                                                  Kathleen A. Dennis


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

                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS

This Agreement relates to the following as of February 27, 2001

Name of Fund and Class                 Maximum Operating   Date of Termination
                                       Expense Limit

Balanced - Class G                     2.00%               February 28, 2011*
Convertible Securities Fund - Class G  2.00%               February 28, 2011*
Intermediate Income Fund - Class G     1.90%               February 28, 2011*
Investment Quality Bond Fund Class G   1.90%               February 28, 2011
LifeChoice Conservative Investor Fund  0.20%               February 28, 2002
LifeChoice Growth Investor Fund        0.20                February 28, 2002
LifeChoice Moderate Investor Fund      0.20                February 28, 2002
Nasdaq 100 - Class A                   0.60%               February 28, 2002
Nasdaq 100 - Class G                   0.80%               February 28, 2002
National Municipal Bond Fund Class G   1.90%               February 28, 2011
New York Tax-Free Fund Class G         1.90%               February 28, 2011
Real Estate Investment Fund - Class G  2.00%               February 28, 2011*
Special Value Fund - Class G           2.00%               February 28, 2011
Value Fund - Class G                   2.00%               February 28, 2011*



* The Adviser intends to voluntarily limit expenses to lower levels so that Fund expense levels will be competitive.


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